EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Bank of the Carolinas Corporation

We consent to the incorporation by reference in the registration statements of Bank of the Carolinas Corporation (the “Company”) (Form S-3, No. 333-159934; Form S-3, No. 333-148941; Form S-8, No. 333-137041; and Form S-8, No. 333-148784) of our report dated March 26, 2014, except for Note 19 as to which the date is October 10, 2014, with respect to the 2013 and 2012 consolidated financial statements of the Company included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

March 26, 2014

except for Note 19, as to which the date is October 10, 2014